Exhibit 5.1

April 10, 2009

Unitil Corporation

6 Liberty Lane West

Hampton, New Hampshire 03842-1720

Re: Unitil Corporation—Registration Statement on Form S-3

Ladies and Gentlemen:

I am Chief Regulatory Counsel for Unitil Service Corp. In my capacity as Chief Regulatory Counsel, I advise and represent Unitil Corporation (the “Company”) and its regulated subsidiaries in a broad range of corporate, business and regulatory matters. As a result, I have current knowledge of the legal activities of the Company. I have served in such capacity in connection with the filing by the Company with the U.S. Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-3 filed on the date hereof (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the offer and sale, from time to time pursuant to Rule 415 of the General Rules and Regulations promulgated under the Act, of shares of common stock, no par value, of the Company (the “Shares”).

In my capacity as Chief Regulatory Counsel, I am generally familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization and issuance of the Shares. In rendering the opinion set forth herein, I have examined, am familiar with, and relied on originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of officers of the Company and of public officials and such other instruments as I have deemed necessary or appropriate as a basis for the opinion expressed below, including (i) the Registration Statement, (ii) the Articles of Incorporation of the Company, as amended, as certified by the Secretary of State of the State of New Hampshire, (iii) the By-Laws of the Company, as amended, certified to me by the Secretary of the Company to be true, correct, and complete as of the date hereof, and (iv) certain resolutions of the Board of Directors of the Company relating to the Shares and related matters. In addition, I have examined originals (or copies certified or otherwise identified to my satisfaction) of such other agreements, instruments, certificates, documents and records and have reviewed such questions of law, and made such inquiries, as I have deemed necessary or appropriate for the purposes of the opinion rendered herein. In my examination, I have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to me. I have also assumed the regularity of the Company’s corporate proceedings. As to various questions of fact material to the opinion, I have relied on statements and certificates of officers and representatives of the Company and public officials.

Based upon and subject to the foregoing, I am of the opinion that when the Registration Statement becomes effective and certificates for the Shares have been duly executed, authenticated, issued and delivered against payment therefor in accordance with the provisions of the agreement relating to the issuance and sale thereof, such Shares will be validly issued, fully paid and nonassessable.

In rendering the foregoing opinion, I express no opinion as to the laws of any jurisdiction other than the New Hampshire Business Corporation Act.

I consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading “Legal Matters” in the prospectus included as part of the Registration Statement. In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Gary Epler

Gary Epler

Chief Regulatory Counsel

cc: Mark Collin, Senior Vice President, Chief Financial Officer